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                                                                     EXHIBIT 8.2

[LOGO] MORRIS, MANNING & MARTIN LLP
       ATTORNEYS AT LAW


February 1, 2005

Behringer Harvard REIT I, Inc.
15601 Dallas Parkway, Suite 600
Addison, Texas  75001

        Re:     Behringer Harvard REIT I, Inc.
                Registration Statement on Form S-3
                Registration No. 333-119945

Ladies and Gentlemen:

        We have acted as counsel to Behringer Harvard REIT I, Inc., a Maryland corporation (the "Company"), which has elected to be taxed as a real estate investment trust ("REIT") for federal income tax purposes pursuant to Section 856 of the Internal Revenue Code of 1986, as amended (the "Code"), in connection with the Company's public registration 96,000,000 shares (the "Shares") of its common stock, $0.0001 par value per share (the "Common Stock"), pursuant to the above-referenced registration statement, as amended (the "Registration Statement"), filed by the Company with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "1933 Act").

        In the capacity described above, and in connection therewith, the Company has requested our opinion as to whether, pursuant to the Employee Retirement Income Security Act of 1974, as amended, 29 U.S.C. ss.ss. 1001, ET seq. ("ERISA"), the assets of the Company will, as a result of the purchase of the Shares by an employee benefit plan, be treated as the assets of such employee benefit plan.

        In rendering our opinions set forth herein, we have reviewed the Registration Statement, including the Prospectus, and the Sixth Articles of Amendment and Restatement of the Company and the Amended and Restated Bylaws of the Company, both as amended to the date of this letter. We have assumed the authenticity of the documents provided and have not attempted to verify independently any factual information.

        Based on, and subject to the foregoing, we are of the following opinions, as of the date hereof:

        1. Assuming that the offering of the Shares takes place as described in the Prospectus and the Registration Statement, the Shares will more likely than not constitute "publicly-offered securities," as that term is used in the regulations promulgated by the U.S. Department of Labor (the "DOL") and codified at 29 C.F.R. ss.2510.3-101 (herein the "Plan Asset Regulations"). Accordingly, and pursuant to and based upon the authority of the Plan Asset Regulations, and again assuming that the offering of the Shares takes place as described in the Prospectus and the Registration Statement, it is our opinion that it is more likely than not that, for purposes of ERISA, the assets of the Company will not be considered to be assets of any employee benefit plan that purchases the Shares.

        2. The descriptions of the law and the legal conclusions contained in the Prospectus under the caption "Investment by Tax-Exempt Entities and ERISA Considerations" is correct in all material respects, and fairly summarizes the state of the relevant law currently in effect with respect to an investment in the Shares by employee benefit plans.

  Atlanta       1600 Atlanta Financial Center     With offices   Washington, D.C
  404.233.7000  3343 Peachtree Road, N.E.            in          Charlotte, NC
                Atlanta, Georgia 30326-1044
                Fax: 404.365.9532

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MORRIS, MANNING & MARTIN, LLP

Behringer Harvard REIT I, Inc.
February 1, 2005
Page 2


        These opinions are based on existing law as of the date of this letter which is, to a large extent, the result of the Plan Asset Regulations and administrative interpretations issued by the DOL. No assurance can be given that future DOL regulations, opinions or judicial decisions will not be issued or rendered that would modify the conclusions expressed in this opinion letter. No assurance can be given that the Plan Asset Regulations upon which the majority of this opinion letter is based would be upheld under judicial scrutiny. We assume no obligation to advise you of any changes in our opinions subsequent to the delivery of this opinion letter, and we do not undertake to update this opinion letter.

        The Company's qualification for the "publicly-offered securities" exemption under the Plan Asset Regulations also depends upon the Company's ability to meet, on a continuing basis, the various requirements under the regulations described in this letter and in the Prospectus. We will not review the Company's compliance with these requirements on a continuing basis.

        Accordingly, no assurance can be provided that, for any given year, the Shares will satisfy the requirements under ERISA and the Plan Asset Regulations for qualification as "publicly-offered securities." In addition, as noted above, our opinions are based solely on the documents that we have examined, the additional information that we have obtained, and the representations that have been made to us, and cannot be relied upon if any of the facts contained in such documents or in such additional information is, or later becomes, inaccurate, or if any of the representations made to us is, or later becomes, inaccurate.

        Further, an opinion of counsel merely represents counsel's best judgment with respect to the probable outcome on the merits and is not binding on any governmental agency or the courts. In certain instances with respect to matters for which there is no relevant authority, including the effect of certain transfer restrictions on the ability of the Company to satisfy the requirement that its shares be freely transferable, our opinion is based on authorities that we have considered to be analogous. There can be no assurance that positions contrary to our opinions will not be taken by governmental agencies, or that a court considering the issues would not hold contrary to our opinions, especially if the Plan Asset Regulations were to be stricken.

        We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of the name of our firm in the Registration Statement. In giving this consent, however, we do not thereby admit that we are an "expert" within the meaning of the 1933 Act or that we come within the category of persons whose consent is required under Section 7 of the 1933 Act, or the rules or regulations of the Commission promulgated thereunder.

        This opinion letter has been prepared for your use in connection with the filing of the Registration Statement on the date of this opinion letter and should be used only for purposes consistent with the filing of the Registration Statement and applicable federal and state securities laws.

                                          Very truly yours,

                                          MORRIS, MANNING & MARTIN, a limited
                                          liability partnership


                                          By: /s/ Bruce H. Wynn
                                              -------------------------------
                                              Bruce H. Wynn, P.C., a Partner